CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this Agreement") is made as of the 7th day of November, 2002 by and between Precom Technology, Inc., ("the Company"), a Florida corporation and Anslow & Jaclin, LLP, a New Jersey limited liability partnership ("the Consultant").

WHEREAS, the Company is an international financial and business planning, asset protection, insurance management, and merchant banking company;

WHEREAS, the Consultant has provided legal and business consulting services ("Consulting Services"); and

WHEREAS, the Company wishes to compensate Consultant for services already rendered on the following terms and conditions;

NOW, THEREFORE, the Company and the Consultant agree as follows:

1.	In exchange for providing the Consulting Services to Company and as payment for services already provided, for which the Company currently owes Consultant the amount of $28,257.50 (the "Balance"), the Consultant shall receive up to one million (1,000,000) S-8 shares of Company's common stock, par value $.001 (the "Shares"), with such shares to be issued in installments, as hereafter provided, until such time as Consultant's outstanding fee due has been paid in full. Consultant shall not directly or indirectly promote or maintain a market for the Shares. Moreover, Consultant agrees that the Shares are not and will not be provided in connection with a capital raising transaction for the Company, and that Consultant will provide no services relating to any capital raising or the promotion or maintenance of a market for the shares of the Company.

2.	The Shares will be issued to the principals of Consultant, Richard I.
Anslow and Gregg E. Jaclin (the "Principals"), in the ratio of 80 percent and 20 percent, respectively. The Shares shall be issued in installments, the first of which shall be 250,000 shares of the Shares. Following issuance of the first 250,000 shares of the Shares, the Principals shall sell the shares on the open market, and shall provide the Company with copies of brokerage statements reflecting the sale of the Shares. The net sale proceeds after brokerage commissions shall be applied as a credit against the Balance and, if there is still an unpaid amount of the Balance thereafter, the Company shall issue a second installment of up to 250,000 shares of the Shares, or, if less, the number of shares which is equal to the remainder of the Balance divided by the closing price of the Company's common shares on the OTC BB exchange on the day prior to the day of issue. Additional installments of the Shares shall thereafter be issued on the same terms and conditions until such time as the entire Balance has been paid in full. In the event that the Balance has not been paid in full from the net sale proceeds of the Shares, then the Company undertakes to issue additional shares of its common stock, and to register such shares pursuant to an S-8 registration, if necessary, so that additional installments of shares can be issued to the Principals to satisfy the remaining Balance, on the same terms and conditions set forth above.

2.	The Consultant shall use the Consultant's best efforts to assist the
Company by providing the Consulting Services.

3.	The Consultant and the Principals each shall be an independent contractor and shall have no right or authority to assume or create any obligations or responsibility, express or implied, on behalf of or in the name of the Company, unless specifically authorized in writing by the Company. No provision of this Agreement shall be construed to preclude Consultant or the Principals from pursuing other projects. Likewise, the Company shall be free to engage the services of other consultants who may compete directly with Consultant in providing similar Consulting Services. Consultant and the Principals each understands and agrees that Consultant and the Principals each is not an employee of the Company or any parent, subsidiary or affiliates of the Company, including International Financial Concierge Services, Inc., a Florida corporation, ("IFCS") and Consultant and the Principals each covenants and agrees that Consultant and the Principals each will make no claim, contention or argument that Consultant and the Principals each is or ever was an employee of the Company or any of its parent, subsidiaries or affiliates.

4.	The Consultant and the Principals shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company or any subsidiary or for any acts or omissions of any kind, unless caused by the negligence or intentional misconduct of the Consultant and the Principals or any person or entity acting for or on behalf of the Consultant and the Principals.

5.	The Company and its present and future subsidiaries jointly and severally agree to indemnify and hold harmless the Consultant and the Principals each against any loss, claim, damage or liability whatsoever, (including reasonable attorneys' fees and expenses), to which Consultant and the Principals each may become subject as a result of performing any act (or omitting to perform any act) contemplated to be performed by the Consultant and the Principals each pursuant to this Agreement unless such loss, claim, damage or liability arose out of Consultant's and the Principals' negligence, or intentional misconduct. The Company and its subsidiaries agree to reimburse Consultant and the Principals each for the reasonable costs of defense of any action or investigation (including reasonable attorney's fees and expenses); provided, however, that Consultant and the Principals each agrees to repay the Company or its subsidiaries if it is ultimately determined that Consultant or the Principals is not entitled to such indemnity. In case any action, suit or proceeding shall be brought or threatened, in writing, against Consultant and the Principals, it shall notify the Company within three (3) days after the Consultant and the Principals receive notice of such action, suit or threat. The Company shall have the right to appoint the Company's counsel to defend such action, suit or proceeding, provided that Consultant and the Principals each consents to such representation by such counsel, which consent shall not be unreasonably withheld. In the event any counsel appointed by the Company shall not be acceptable to Consultant and the Principals, then the Company shall have the right to appoint alternative counsel for Consultant and the Principals reasonably acceptable to Consultant and the Principals, until such time as acceptable counsel can be appointed. In any event, the Company shall, at its sole cost and expense, be entitled to appoint counsel to appear and participate as co-counsel in the defense thereof. Consultant and the Principals, or their co-counsel, shall promptly supply the Company's counsel with copies of all documents, pleadings and notices which are filed, served or submitted in any of the aforementioned. Consultant and the Principals each shall not enter into any settlement without the prior written consent of the Company, which consent shall not be unreasonably withheld.

6.	Consultant and the Principals each covenants and agrees that the
Shares shall be and represent full payment and discharge of any claim by Consultant and the Principals for any compensation, commission or other earnings of any kind against the Company and any current or future parent, subsidiary or affiliates of the Company, other than the Balance. Consultant and the Principals each further covenants and agrees that the value of the Shares represented by the Balance, as determined herein, shall be reported to Consultant on IRS Form 1099 for the year 2002.

	7.	Consultant and the Principals each covenants and agrees that the
Shares shall be and represent full payment and discharge of any claim by Consultant and the Principals for any compensation, commission or other earnings of any kind against the Company and any current or future parent, subsidiary or affiliates of the Company, other than the Balance. Consultant and the Principals each further covenants and agrees that the value of the Shares represented by the Balance, as determined herein, shall be reported to Consultant on IRS Form 1099 for the year 2002.

8.	This Agreement shall be binding upon the Company and the Consultant and their successors and assigns.

9.	If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and
(ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held, invalid illegal or unenforceable.

10.	No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any other provisions hereof (whether or not similar) shall be binding unless executed in writing by both parties hereto nor shall such waiver constitute a continuing waiver.

11.	This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which shall constitute one and the same Agreement.

12.	The Parties agree that should any dispute arise in the administration of this Agreement, that this Agreement shall be governed and construed by the laws of the State of New Jersey, without regard to conflicts of laws of any other jurisdiction. The Parties further agree that any action arising out of this agreement shall be brought exclusively in an appropriate court of New Jersey having jurisdiction.

13.	This Agreement contains the entire agreement between the parties with respect to the consulting services to be provided to the Company by the Consultant and supersedes any and all prior understandings, agreements or correspondence between the parties.

IN WITNESS WHEREOF, the Company and the Consultant have caused this Agreement to be signed by duly authorized representatives as of the day and year first above written.

PRECOM TECHNOLOGY, INC.                   CONSULTANT:

                                          ANSLOW & JACLIN, LLP


BY:__/s/_Drew Roberts___________          BY:__/s/_Richard I. Anslow________
      Drew Roberts. Vice President        Richard I. Anslow, Individually
                                          and as Agent



                                          BY:__/s/_Gregg Jaclin_____________
                                          Gregg Jaclin, Individually and as
                                          Agent